Filed Pursuant to Rule 433

Registration No. 333-145691-03

December 3, 2008

POTOMAC ELECTRIC

POWER COMPANY

$250,000,000

First Mortgage Bonds, 7.90% Series due December 15, 2038

Issuer:	Potomac Electric Power Company

Issue:	First Mortgage Bonds, 7.90% Series due December 15, 2038

Ratings:*	Baa1 (stable) / BBB+ (stable) /A (stable) (Moody’s/S&P/Fitch)

Offering Size:	$250,000,000

Coupon:	7.90%

Trade Date:	December 3, 2008

Settlement Date:	December 10, 2008 (T+5)

Stated Maturity:	December 15, 2038

Initial Public Offering Price:	100% per Bond

Proceeds to Issuer (before expenses):	$247,812,500

Yield to Maturity:	7.90%

Benchmark Treasury:	4.375% due February 15, 2038

Benchmark Treasury Yield:	3.273%

Spread to Benchmark Treasury:	+462.7 bps

Optional Redemption:	Make-whole call, 50 bps spread over U.S. Treasuries

Interest Payment Dates:	June 15 and December 15 of each year, commencing on June 15, 2009

CUSIP Number:	737679 DC1

Book-runners:	J.P. Morgan Securities Inc. Morgan Stanley & Co. Incorporated Scotia Capital (USA) Inc. SunTrust Robinson Humphrey, Inc. Wachovia Capital Markets, LLC

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at 1-212-834-4533, Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649, Scotia Capital (USA) Inc. toll-free at 1-800-372-3930, SunTrust Robinson Humphrey, Inc. toll-free at 1-800-685-4786 or Wachovia Capital Markets, LLC toll-free at 1-800-326-5897.